Exhibit 99.1

Media Contact:

Chris Erdman

781.235.3060

chris@macbiocom.com

Company Contact:

David P. Southwell, CEO

781-676-2116

dpsouthwell@inotekpharma.com

Inotek Pharmaceuticals Corporation Reports 2014 Financial Results

LEXINGTON, Mass – April 1, 2015 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma, today reported financial results and operational highlights for the year ended December 31, 2014.

David P. Southwell, President and Chief Executive Officer of the Company said “2014 was a significant year for Inotek. We completed a second Phase 2 clinical study that again demonstrated trabodenoson’s meaningful efficacy and favorable safety profile, this time in a more challenging patient population.

“In addition to lowering intraocular pressure by restoring the eye’s natural pressure control mechanism, trabodenoson is showing significant potential as a neuroprotectant, with possible applications well beyond glaucoma. We remain on track with our clinical timelines for glaucoma. These plans include gaining FDA guidance on our Phase 3 monotherapy plans, initiating our first Phase 3 pivotal trial, and the progression of our fixed-dose-combination product, combining trabodenoson with the prostaglandin latanoprost in the same eye drop formulation. We will continue to further our understanding of the potential of trabodenoson to treat degenerative diseases of the retina through a program of preclinical studies, leading to clinical proof-of-concept trials.

“In 2015 we strengthened our balance sheet with the successful completion of our initial public offering (“IPO”) and a concurrent offering of convertible notes, raising total of approximately $63 million in gross proceeds.”

Business Highlights:

•	Issued approximately 7.0 million shares and received gross proceeds of approximately $41.8 million through our IPO and subsequent exercise of the underwriters’ overallotment option. On February 18, 2015, Inotek’s shares began trading on the NASDAQ Global Market under the symbol “ITEK”.

•	Issued $21.0 million of 5.0% Convertible Senior Notes due 2020 at the time of our IPO and through subsequent exercise of the underwriters’ overallotment option.

•	Strengthened the management team with the appointment of David P. Southwell as President and Chief Executive Officer in August 2014.

Summary of Fiscal Year 2014 Financial Results:

•	Cash and cash equivalents as of December 31, 2014 were $3.6 million, compared to $12.8 million as of December 31, 2013.

•	Research and development expenses were $5.6 million for the year ended December 31, 2014, compared to $5.3 million for the year ended December 31, 2013.

•	General and administrative expenses were $2.1 million for the year ended December 31, 2014, compared to $1.3 million for the year ended December 31, 2013.

•	Net loss was $9.5 million for the year ended December 31, 2014, compared to a net loss of $7.6 million for the year ended December 31, 2013.

-Financial Tables to Follow-

Inotek Pharmaceuticals Corporation

Balance Sheets

(in thousands)

	December 31,
	2014	2013
Cash	$3,618	$12,793
Other assets	1,902	70

Total assets	$5,520	$12,863

Accounts payable, accrued expenses and other liabilities	$2,162	$1,832
Notes payable	5,613	6,805
Convertible notes payable	1,541	—
Warrant and convertible notes redemption rights derivative liabilities	962	1,888

Total liabilities	10,278	10,525
Series AA redeemable convertible preferred stock	46,253	40,685
Series X redeemable convertible preferred stock	548	548

Stockholders’ deficit	(51,559)	(38,895)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$5,520	$12,863

Inotek Pharmaceuticals Corporation

Statements of Operations

(in thousands, except share and per share amounts)

	Year ended December 31,
	2014	2013	2012
Operating expenses:
Research and development	$(5,592)	$(5,330)	$(3,738)
General and administrative	(2,112)	(1,324)	(1,242)

Loss from operations	(7,704)	(6,654)	(4,980)
Interest expense, net	(980)	(881)	(636)
Change in fair value of warrant and redemption rights derivative liabilities	(847)	(81)	(29)

Net loss	$(9,531)	$(7,616)	$(5,645)

Net loss per share attributable to common stockholders — basic and diluted	$(13.52)	$10.05	$(7.14)

Weighted-average number of shares outstanding — basic and diluted	1,020,088	1,018,183	1,017,541

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that is rationally designed to lower intraocular pressure by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination of trabodenoson with latanoprost given once-daily. Additionally, we are evaluating the potential for trabodenoson to directly target optic neuropathies. www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning the Company’s proposed plans. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee that it will effect its proposed plans. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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